                                                                    EXHIBIT 99.1

(UNITED BANCORP, INC. LOGO)

   P.O. BOX 10 o MARTINS FERRY, OHIO 43935 o                   Fax: 740/633-1448
   Phone: 740/633-BANK
   We are United to Better Serve You

================================================================================
PRESS RELEASE
================================================================================

UNITED BANCORP, INC.
201 South 4th at Hickory Streets, Martins Ferry, OH  43935

Contact: James W. Everson           Randall M. Greenwood
         Chairman, President & CEO  Sr. Vice President & Chief Financial Officer
Phone:   (740) 633-0445 Ext. 120    (740) 633-0445 Ext. 181
FAX:     (740) 633-1448             (740) 633-2073
         ceo@unitedbancorp.com      cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: November 16, 2005

SUBJECT: UNITED BANCORP, INC. ANNOUNCES 10% SHARE DIVIDEND, CASH DIVIDEND PAYMENT OF 13 CENTS PER SHARE AND REAFFIRMS ITS STOCK BUY BACK PROGRAM

MARTINS FERRY, OHIO o o o On November 15, 2005, the Board of Directors of United Bancorp, Inc. (UBCP) declared a 10% share dividend and a quarterly cash dividend payment of 13 cents per share for shareholders of record on December 2, 2005 and approved the renewal of the company's stock buy back program authorizing management to purchase up to $2,000,000 of UBCP common shares in the open market over the next two years. On December 20, 2005, shareholders of record will receive additional stock shares equal to 10% of their present holdings plus payment representing any fractional share based on the bid price of UBCP on record date. Payment of the fourth quarter dividend in the amount of 13 cents per share will be on total holdings including the new share dividend. This will result in a 10% increase in the fourth quarter dividend payment. James W. Everson, Chairman, President and Chief Executive Officer stated, "This combination of cash and stock dividends follows with the Company's mission of providing consistent returns to its shareholders. The level of payout reflects over a 14% current return to our shareholders which we hope will translate into a more favorable future pricing of our stock in the market."

United Bancorp, Inc. and its lead bank, The Citizens Savings Bank of Martins Ferry, Ohio has a history of declaring stock splits which has rewarded shareholders for the Company's growth and performance. Shareholders of The Citizens Savings Bank received a 100% share dividend in 1971 and 1981 and exchanged their stock on a four for one basis when UBCP was formed in 1983. UBCP paid a 50% share dividend in 1987 and a 100% share dividend in 1992 and 1993 plus 10% share dividends in 1994, 1996, 1997, 2003, 2004 and 5% share dividends in 1998, 1999, 2000, 2001 and 2002. Everson concluded by stating, "Those holding one hundred shares of The Citizens Savings Bank stock in 1970 will now hold 21,700 shares of UBCP stock. In today's dollars, an initial investment of $10,000 in 1970 is now valued in excess of $250,000 with a current projected annualized cash dividend of over $11,284."

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and is a multi-bank holding company with total assets of approximately $405.7 million and total shareholder's equity of approximately $33.9 million as of September 30, 2005. Affiliates of UBCP include The Citizens Savings Bank and The Community Bank with seventeen banking offices, and an Operations Center located in Ohio serving Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, Jefferson and Tuscarawas Counties. The Company trades on The Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol UBCP, Cusip #909911109.


THIS ANNOUNCEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES, INCLUDING CHANGES IN GENERAL ECONOMIC AND FINANCIAL MARKET CONDITIONS AND THE COMPANY'S ABILITY TO EXECUTE ITS BUSINESS PLANS. ALTHOUGH MANAGEMENT BELIEVES THE EXPECTATIONS REFLECTED IN SUCH STATEMENTS ARE REASONABLE, ACTUAL RESULTS MAY DIFFER MATERIALLY.